TRIPLE CHIP SYSTEMS, INC.

               NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

                         TRIPLE CHIP SYSTEMS, INC.

                       TO BE HELD DECEMBER 31, 1996

TO ALL STOCKHOLDERS:

          NOTICE is hereby given that a special meeting of the stockholders of Triple Chip Systems, Inc. has been called to be held on December 31, 1996, at 3651 Baker Hwy., Huntsville, Tennessee, at the hour of 10:00 o'clock a.m., Local Time, for the following purposes:

          1. Following the completion of an Agreement and Plan of Reorganization (the "Plan") between the Company and Miller Petroleum, Inc., a Tennessee corporation ("Miller Petroleum"), as outlined in the enclosed News Release, and whereby the Company issued 5,000,000 shares of its $0.0001 par value "unregistered" and "restricted" common voting stock in exchange for all of the issued and outstanding shares of Miller Petroleum:

          (a) To amend the Articles of Incorporation of the Company to change the name of the Company to Miller Petroleum, Inc. ;

          (b) To change the domicile of the Company to the State of Tennessee by merging the Company with and into its wholly-owned subsidiary, Miller Petroleum, Inc.

          2. To conduct such other business as may properly come before the meeting.

          The Board of Directors of Triple Chip Systems, Inc. has set 5:00 o'clock p.m. on December 20, 1996, as the record date for the purpose of determining the stockholders of the Company who shall be entitled to notice of the meeting. No proxies are being solicited.

Huntsville, Tennessee
                              TRIPLE CHIP SYSTEMS, INC.
December 20, 1996
                              BY ORDER OF THE BOARD OF DIRECTORS